CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 12, 2019, relating to the consolidated financial statements of Kiwa Bio-Tech Products Group Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Friedman LLP

New York, New York

April 12, 2019